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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549






                                      FORM 8-K







                                    Current Report




        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
           Date of Report (Date of Earliest Event Reported) April 12, 1995




                                THE ACTAVA GROUP INC.
                (Exact name of registrant as specified in its charter)









                       Delaware                               1-5706                 58-0971455
                  -----------------                       --------------          -----------------
                  (State or other Jurisdiction of     (Commission File Number)    (I.R.S. Employer
                  Incorporation or organization                                   Identification No.)





                 4900 Georgia-Pacific Center, Atlanta,  Georgia 30303
              (Address of principal executive offices)  (Zip Code)







           Registrant's telephone number, including area code: 404/658-9000





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           ITEM 1    Changes in Control of Registrant



                On April 12, 1995, The Actava Group Inc. ("Actava"), Orion

           Pictures Corporation ("Orion"), MCEG Sterling Incorporated

           ("Sterling"), and Metromedia International Telecommunications,

           Inc. ("MITI") entered into an Agreement and Plan of Merger (the

           "Merger Agreement") providing for the merger of each of Orion,

           Sterling and MITI into and with Actava (the "Mergers").  If the

           Mergers are consummated, Actava will be renamed "Metromedia

           International Group, Inc." On April 12, 1995, Actava also

           entered into a Share Exchange Agreement with Metromedia Company

           ("Metromedia") and certain of its affiliates (together with

           Metromedia, the "Exchanging Holders"). The Exchanging Holders

           are the principal stockholders of both Orion and MITI.  The

           Merger Agreement and the Share Exchange Agreement were approved by the Board of Directors of Actava at a meeting held on April

           12, 1995.



                Upon consummation of the Mergers, all of the outstanding

           shares of the $.25 par value common stock of Orion ("Orion

           Common Stock"), the $.001 par value common stock of Sterling

           ("Sterling Common Stock"), and the $.001 par value common stock of MITI ("MITI Common Stock") will be converted into shares of the $1.00 par value common stock of Actava ("Common Stock")

           pursuant to formulas contained in the Merger Agreement.  Under such formulas, the number of shares of Common Stock to be

           issued in connection with the Mergers will be based on the average of the last sale prices for the Common Stock as

           reported on the New York Stock Exchange for the last 20

           consecutive trading days ending on the business day immediately prior to the date on which the Mergers are consummated (the

           "Average Closing Price").  The Merger Agreement provides that it is a condition precedent to the obligation of Actava to consummate the Mergers that the Average Closing Price shall not be less than $8.25.  If the Mergers had been consummated on

           March 31, 1995, holders of Orion Common Stock would have

           received .60606 shares of Common Stock for each share of Orion

           Common Stock (resulting in
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           the issuance of approximately 12,200,000 shares of Common Stock to the holders of Orion Common Stock), holders of MITI Common

           Stock would have received 5.88569 shares of Common Stock for each share of MITI Common Stock (resulting in the issuance of approximately 10,200,000 shares of Common Stock to the holders of MITI Common Stock), and holders of Sterling Common Stock would have received .205404 shares of Common Stock for each share of Sterling Common Stock (resulting in the issuance of approximately 610,000 shares of Common Stock to the holders of

           Sterling Common Stock). As of March 31, 1995, there were

           17,327,158 shares of Common Stock outstanding.  If the Mergers had been consummated on March 31, 1995, Actava would have

           issued approximately 23,001,000 additional shares of Common

           Stock in connection with the Mergers.



                Under the Share Exchange Agreement, Actava and the

           Exchanging Holders have agreed that the Exchanging Holders,

           immediately following the consummation of the Mergers, will exchange all of their shares of Common Stock received in the

           Mergers (such exchange is hereinafter referred to as the "Share

           Exchange") in return for the same number of shares of a newly authorized series of Class A Common Stock.  Shares of Class A

           Common Stock will be identical to shares of Common Stock except that such shares (i) will be entitled to three votes per share on all matters (other than the election of directors) to be voted upon by Actava's stockholders, (ii) will be entitled to vote as a separate class to elect six of the ten members of

           Actava's Board of Directors, and (ii) will be convertible at any time at the option of the holders thereof into an equal number of shares of Common Stock.  Accordingly, upon

           consummation of the Share Exchange, the Exchanging Holders will be entitled to elect six of the ten members of Actava's Board of Directors and will own approximately 31.0% (assuming that the Mergers had been consummated on March 31, 1995) of the fully diluted common equity of Actava and will collectively be entitled to approximately 57.4% (assuming that the Mergers had been consummated on March 31, 1995) of

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           the fully diluted voting power of Actava.  As a result, the

           Share Exchange Agreement is an arrangement that may result in a change of control of Actava.



                The Merger Agreement provides that the Mergers are subject to the satisfaction or waiver of certain conditions precedent,

           including (i) the receipt of the requisite approval of the

           Mergers by the Board of Directors of Orion on or prior to June

           30, 1995; (ii) the receipt of the requisite approval of the

           Mergers and the Share Exchange by the stockholders of Actava and the receipt of the requisite approval of the Mergers by the stockholders of Orion, Sterling and MITI; (iii) the receipt of certain fairness opinions from the financial advisors of each of the parties to the Mergers; (iv) that the Average Closing

           Price not be less than $8.25; (v) that the shares of Common

           Stock have been accepted for listing on the New York Stock

           Exchange or the American Stock Exchange, Inc. or accepted for quotation on the Nasdaq National Market of the National

           Association of Securities Dealers, Inc.; (vi) the receipt of written opinions of counsel with respect to certain legal

           matters and the tax-free nature of the Mergers; (vii) the

           refinancing, repayment or conversion to equity of certain

           indebtedness of Orion on terms specified in a schedule to the

           Merger Agreement or on other terms and conditions reasonably satisfactory to the Executive Committee of Actava's Board of

           Directors and on terms reasonably satisfactory to Orion; (viii)

           the refinancing or repayment of certain specified indebtedness of Orion, MITI and Sterling to Metromedia and its affiliates;

           (ix) that no material adverse change in the business, assets,

           prospects, condition or results of operations of Actava, Orion,

           MITI or Sterling shall have occurred since the date of the

           Merger Agreement; (x) the receipt of all material consents or approvals of third parties required in connection with the

           Mergers; and (xi) the completion by Actava, on or before May

           14, 1995, of its business, legal, financial and accounting due diligence review of MITI.  Any of the conditions to the



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           Mergers, other than the required stockholder approvals and the approval by the Board of Directors of Orion, may be waived by the parties whom the conditions are intended to benefit.



                The Merger Agreement may be terminated at any time prior

           to consummation of the Mergers (i) by the mutual written

           consent of the parties, (ii) unilaterally by any party if the

           Mergers have not been consummated on or before December 31,

           1995, or (iii) by the non-breaching party in the case of

           certain material breaches by the other party.



                It is currently anticipated that a three person Office of

           the Chairman will be created to manage the business and affairs of Actava (to be renamed Metromedia International Group, Inc.)

           following the consummation of the Mergers.  The Office of the

           Chairman will consist of the following persons: John W. Kluge,

           the current Chairman of the Board of Orion and MITI, as

           Chairman of the Board; Stuart Subotnick, the current Vice

           Chairman of Orion and MITI, as Vice Chairman; and John D.

           Phillips, the current President and Chief Executive Officer of

           Actava, as President and Chief Executive Officer.



                Letters of intent relating to the Mergers were executed

           and announced on August 31, 1994.  The letters of intent

           contemplated that Actava would provide up to $55 million of interim financing on a secured basis to Orion, Sterling and

           MITI prior to the consummation of the Mergers.  Pursuant to the letters of intent, Actava and Metromedia entered into a Credit

           Agreement dated as October 11, 1994 (the "Credit Agreement")

           under which Actava agreed to make loans to Metromedia in an amount not to exceed an aggregate of $55 million.  Under the terms of the Credit Agreement, Metromedia agreed to use the proceeds of the loans to make advances or to pay obligations on behalf of Orion, Sterling and MITI.  All loans made by Actava to Metromedia under the Credit Agreement are secured by shares of



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           stock of Orion and MITI owned by Metromedia and its affiliates.

           In addition, John W. Kluge, a general partner of Metromedia,

           has personally guaranteed the loans.  The Credit Agreement provides that interest will be due on the principal amount of all loans at an annual rate equal to the prime rate announced from time to time by Chemical Bank (9% as of March 31, 1995).

           Interest will be increased to prime plus three percent per annum if a party other that Actava terminates discussions

           relating to the Mergers.  Loans totaling $49.8 million had been made by Actava to Metromedia under the Credit Agreement as of

           April 12, 1995.  The Credit Agreement provided that all loans would be due and payable on April 12, 1995.  On April 12, 1995,

           the Board of Directors agreed to extend the maturity date of the loans until the later of (i) the date of consummation of the Mergers, (ii) 90 days after termination of the Merger

           Agreement, or (iii) December 31, 1995.








































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           ITEM 7.   Financial Statements and Exhibits



           (c)  Exhibits



           Exhibit

           Number          Description
           ------    ------------------------------------------------------


           99(a)          Agreement and Plan of Merger dated as of April

                          12, 1995 by and among The Actava Group Inc.,

                          Orion Pictures Corporation, MCEG Sterling

                          Incorporated, and Metromedia International

                          Telecommunications, Inc.



           99(b)          Share Exchange Agreement dated as of April 12,

                          1995 by and between The Actava Group Inc. and

                          the Exchanging Holders named therein.








































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                                      Signatures



                    Pursuant to the requirements of the Securities and Exchange

           Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                         THE ACTAVA GROUP INC.
                                         ---------------------------------
                                              Registrant


                                         /s/Frederick B. Beilstein, III
                                         ----------------------------------

                                              Frederick B. Beilstein, III
                                              Senior Vice President and
                                              Chief Financial Officer




           Dated:    April 14, 1995










































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                                    Exhibit Index



           Exhibit
           Number         Description
           -------   ------------------------------------------------------



           99(a)          Agreement and Plan of Merger dated as of April

                          12, 1995 by and among The Actava Group Inc.,

                          Orion Pictures Corporation, MCEG Sterling

                          Incorporated, and Metromedia International

                          Telecommunications, Inc.



           99(b)          Share Exchange Agreement dated as of April 12,

                          1995 by and between The Actava Group Inc. and

                          the Exchanging Holders named therein.












































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